CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 31, 2022, relating to the financial statements and financial highlights of Angel Oak Financials Income Impact Fund (formerly Angel Oak Financials Income Fund), a series of Angel Oak Funds Trust, for the year ended January 31, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
Cleveland, Ohio
September 22, 2022